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                  GATEWAY ENERGY CORPORATION AND SUBSIDIARIES

                                 SUBSIDIARIES

                                  EXHIBIT 21


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


     Company                            State                  Percent Owned
     -------                            -----                  -------------
Gateway Pipeline Co.                    Texas                       100%

  Gateway Energy Marketing              Texas                       100%
  Gateway Processing Company            Texas                       100%

Fort Cobb Fuel Authority, L.L.C.        Oklahoma                    100%

Gateway Offshore Pipeline Company       Nebraska                    100%
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